Exhibit 99.1

News Release

MasterCard Incorporated Reports

Second-Quarter 2010 Financial Results

•	Second-quarter net income of $458 million, or $3.49 per diluted share, up 31%

•	Second-quarter net revenue increase of 6.7%, to $1.4 billion

•	Second-quarter gross dollar volume up 8.5% and purchase volume up 7.9%

Purchase, NY, August 3, 2010 – MasterCard Incorporated (NYSE:MA) today announced financial results for the second quarter 2010. The company reported net income of $458 million, or $3.49 per diluted share.

Net revenue for the second quarter of 2010 was $1.4 billion, a 6.7% increase versus the same period in 2009. On a constant currency basis, net revenue increased 7.9% compared to the same period in 2009. The higher net revenue this quarter was driven by:

•	An increase in cross-border volumes of 15.2%;

•	Growth in MasterCard’s gross dollar volume, which increased 8.5% on a local currency basis, to $656 billion; and

•	The net impact of pricing changes of approximately 4 percentage points, including the effect of cross-border rebates.

These factors were partially offset by additional rebates and incentives primarily due to new and renewed customer agreements.

Worldwide purchase volume during the quarter was up 7.9% on a local currency basis versus the second quarter of 2009, to $493 billion. The number of processed transactions increased 0.1% compared to the same period in 2009, to 5.6 billion. As of June 30, 2010, the company’s financial-institution customers had issued 1.6 billion MasterCard and Maestro-branded cards.

“We are pleased with our performance in the second quarter,” said Ajay Banga, MasterCard president and chief executive officer. “Solid GDV growth, particularly in markets outside the U.S., continued momentum in worldwide cross-border volumes, and thoughtful expense management all contributed to good financial results this quarter.”

Banga commented, “No matter where you are in the world, people seek fast, secure, and efficient payment experiences, and MasterCard is delivering payment innovations that will make life easier for all. For example, in Latin America, we reached an agreement for a co-brand deal with Telefonica, which will target Telefonica’s mobile subscribers across 11 markets. We launched MasterCard MoneySend with the Bank of China, marking the 19th country where our person-to-person money transfer program is enabled. In the U.S., we worked closely with the MTA, PATH and NJ TRANSIT to expand our contactless PayPass pilot that will ultimately make commuting faster and easier for everyone involved.” Banga concluded, “As a result of programs such as these, MasterCard remains well positioned for long-term growth.”

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MasterCard Incorporated – Page 2

Total operating expenses decreased 10.4%, to $648 million, during the second quarter of 2010 compared to the same period in 2009. Excluding currency fluctuations, operating expenses were down 9.7%. The decrease in total operating expenses was driven by a 14.5% decrease in general and administrative expenses, or 13.8% on a constant currency basis. This decrease was primarily due to lower personnel expense driven by decreased severance and compensation versus the year-ago quarter as a result of workforce reductions in 2009.

Depreciation and amortization decreased $1 million, or 3.8%, in the second quarter versus the same period a year ago. Advertising and marketing expenses were essentially flat, down 0.3%, in the second quarter of 2010 versus the second quarter of 2009. Excluding currency fluctuations, advertising and marketing expenses increased 0.2%.

Operating margin was 52.6% for the second quarter of 2010, up 9.1 percentage points over the year-ago period.

Total other expense was $4 million in the second quarter of 2010 versus $21 million in the second quarter of 2009. The decrease was driven by lower interest expense primarily due to a reduction in interest accretion on litigation settlements.

MasterCard’s effective tax rate was 35.7% in the second quarter of 2010, versus a rate of 35.0% in the comparable period in 2009. The increase was due primarily to discrete adjustments in the second quarter of 2010.

Year-to-Date 2010 Results

For the six months ended June 30, 2010 MasterCard reported net income of $913 million, or $6.95 per diluted share.

Net revenue for the six months ended June 30, 2010, was $2.7 billion, an increase of 9.7% versus the same period in 2009. On a constant currency basis, net revenue increased 9.0%. Cross-border volume growth of 13.1%, gross dollar volume growth of 8.4%, and the net impact of pricing changes of approximately 5 percentage points, including the effect of cross-border rebates, contributed to the net revenue growth in the year-to-date period. These factors were partially offset by additional rebates and incentives primarily due to new and renewed customer agreements.

MasterCard Incorporated – Page 3

Total operating expenses decreased 4.7%, to $1.3 billion, for the six-month period compared to the same period in 2009. Excluding currency fluctuations, total operating expenses decreased 5.1% for the first half of the year versus the first half of 2009.

Operating margin was 53.0% for the six months ending June 30, 2010, up 7.1 percentage points over the year-ago period.

Total other expense was $9 million for the six-month period versus $32 million for the same period in 2009. The decrease was primarily due to a decrease in interest accretion on litigation settlements.

MasterCard’s effective tax rate was 35.1% in the six months ended June 30, 2010, versus a rate of 34.1% in the comparable period in 2009. The increase in the effective tax rate was primarily due to the impact of discrete adjustments in each of the six-month periods ended June 30, 2009 and June 30, 2010.

Second-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its second-quarter financial results.

The dial-in information for this call is 866-730-5764 (within the U.S.) and 857-350-1588 (outside the U.S.) and the passcode is 69722810. A replay of the call will be available for one week thereafter. The replay can be accessed by dialing 888-286-8010 (within the U.S.) and 617-801-6888 (outside the U.S.) and using passcode 82339202.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 22 billion transactions each year, and provides industry-leading analysis and consulting services to financial-institution customers and merchants. Powered by the MasterCard Worldwide Network and through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

MasterCard Incorporated – Page 4

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, our ability to execute on programs that drive MasterCard’s long-term growth.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2009, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2010, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In millions, except per share data)
Revenues, net	$1,365	$1,280	$2,673	$2,436
Operating Expenses
General and administrative	433	507	891	955
Advertising and marketing	180	180	295	296
Depreciation and amortization	35	36	70	67

Total operating expenses	648	723	1,256	1,318

Operating income	717	557	1,417	1,118
Other Income (Expense)
Investment income	13	14	23	31
Interest expense	(17)	(32)	(32)	(68)
Other income (expense), net	—	(3)	—	5

Total other income (expense)	(4)	(21)	(9)	(32)

Income before income taxes	713	536	1,408	1,086
Income tax expense	255	187	495	370

Net income	458	349	913	716
(Income) loss attributable to non-controlling interests	—	—	—	—

Net Income Attributable to MasterCard	$458	$349	$913	$716

Basic Earnings per Share	$3.50	$2.67	$6.97	$5.49

Basic Weighted Average Shares Outstanding	131	130	131	130

Diluted Earnings per Share	$3.49	$2.67	$6.95	$5.47

Diluted Weighted Average Shares Outstanding	131	130	131	130

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2010	2009
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$2,323	$2,055
Investment securities available-for-sale, at fair value	829	824
Investment securities held-to-maturity	301	—
Accounts receivable	517	536
Settlement due from customers	411	459
Restricted security deposits held for customers	481	446
Prepaid expenses	332	313
Deferred income taxes	271	244
Other current assets	78	126

Total Current Assets	5,543	5,003
Property, plant and equipment, at cost, net of accumulated depreciation	435	449
Deferred income taxes	131	264
Goodwill	267	309
Other intangible assets, net of accumulated amortization of $441 and $422, respectively	390	415
Auction rate securities available-for-sale, at fair value	134	180
Investment securities held-to-maturity	36	338
Prepaid expenses	348	328
Other assets	148	184

Total Assets	$7,432	$7,470

LIABILITIES AND EQUITY
Accounts payable	$244	$290
Settlement due to customers	456	478
Restricted security deposits held for customers	481	446
Obligations under litigation settlements	587	607
Accrued expenses	927	1,225
Other current liabilities	123	121

Total Current Liabilities	2,818	3,167
Deferred income taxes	74	80
Obligations under litigation settlements	4	263
Long-term debt	19	22
Other liabilities	392	426

Total Liabilities	3,307	3,958
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 125,553,717 and 116,534,029 shares issued and 118,813,127 and 109,793,439 outstanding, respectively	—	—
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 12,025,947 and 19,977,657 issued and outstanding, respectively	—	—
Class M common stock, $.0001 par value; authorized 0 and 1,000,000 shares, 0 and 1,812 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	3,417	3,412
Class A treasury stock, at cost, 6,740,590 shares, respectively	(1,250)	(1,250)
Retained earnings	2,022	1,148
Accumulated other comprehensive income (loss):
Cumulative foreign currency translation adjustments	(58)	212
Defined benefit pension and other postretirement plans, net of tax	(15)	(15)
Investment securities available-for-sale, net of tax	1	(3)

Total accumulated other comprehensive income (loss)	(72)	194

Total Stockholders’ Equity	4,117	3,504
Non-controlling interests	8	8

Total Equity	4,125	3,512

Total Liabilities and Equity	$7,432	$7,470

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2010	2009
	(In millions)
Operating Activities
Net income	$913	$716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70	67
Share based payments	31	41
Stock units withheld for taxes	(124)	(27)
Tax benefit for share based compensation	(89)	(26)
Impairment of assets	1	15
Accretion of imputed interest on litigation settlements	21	50
Deferred income taxes	110	84
Other	5	(1)
Changes in operating assets and liabilities:
Accounts receivable	(12)	110
Income taxes receivable	(14)	190
Settlement due from customers	(1)	(109)
Prepaid expenses	(68)	(70)
Obligations under litigation settlements	(300)	(304)
Accounts payable	(38)	5
Settlement due to customers	38	68
Accrued expenses	(109)	(84)
Net change in other assets and liabilities	4	53

Net cash provided by operating activities	438	778

Investing Activities
Purchases of property, plant and equipment	(25)	(25)
Capitalized software	(40)	(38)
Purchases of investment securities available-for-sale	(68)	(64)
Proceeds from sales of investment securities, available-for-sale	56	50
Proceeds from maturities of available-for-sale securities	60	9
Investment in affiliates	(3)	(18)
Other investing activities	—	(2)

Net cash used in investing activities	(20)	(88)

Financing Activities
Payment of debt	—	(149)
Dividends paid	(39)	(39)
Tax benefit for share based compensation	89	26
Cash proceeds from exercise of stock options	9	2
Redemption of non-controlling interest	—	(5)

Net cash provided by (used in) financing activities	59	(165)

Effect of exchange rate changes on cash and cash equivalents	(209)	18

Net increase in cash and cash equivalents	268	543
Cash and cash equivalents - beginning of period	2,055	1,505

Cash and cash equivalents - end of period	$2,323	$2,048

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended June 30, 2010
	GDV	Growth	Growth	Purchase Volume	Growth	Purchase Trans.	Cash Volume	Growth	Cash Trans.	Accounts	Cards	Acceptance Locations
	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)	(Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$144	26.2%	17.8%	$94	14.5%	1,173	$49	24.9%	364	258	281	9.0
Canada	27	17.2%	3.2%	24	4.7%	268	3	-6.9%	5	38	46	0.8
Europe	191	9.5%	13.6%	143	13.2%	1,933	48	14.6%	318	189	203	8.9
Latin America	51	22.3%	15.7%	29	21.0%	528	22	9.5%	157	103	125	3.4
United States	244	-0.5%	-0.5%	204	0.7%	3,584	40	-5.8%	257	258	290	8.4
Worldwide	656	9.8%	8.5%	493	7.9%	7,487	164	10.3%	1,100	845	944	30.6

MasterCard Credit and Charge Programs
United States	$131	-1.5%	-1.5%	$121	1.1%	1,475	$10	-25.9%	7	143	172
Worldwide less United States	296	12.4%	9.8%	249	11.8%	3,144	47	0.4%	232	445	503
Worldwide	427	7.7%	6.1%	370	8.1%	4,620	57	-5.3%	239	587	675

MasterCard Debit Programs
United States	$113	0.8%	0.8%	$82	0.0%	2,109	$31	3.0%	250	115	119
Worldwide less United States	116	30.3%	28.7%	40	26.2%	758	76	30.1%	612	143	151
Worldwide	229	13.8%	13.2%	123	7.3%	2,867	107	20.9%	861	258	269

APMEA = Asia Pacific / Middle East / Africa

	For the 6 Months ended June 30, 2010
	GDV	Growth	Growth	Purchase Volume	Growth	Purchase Trans.	Cash Volume	Growth	Cash Trans.	Accounts	Cards
	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$282	30.6%	19.3%	$186	16.5%	2,273	$96	25.2%	697	258	281
Canada	50	19.5%	2.6%	44	4.6%	509	6	-10.4%	10	38	46
Europe	376	14.9%	12.8%	282	13.2%	3,695	94	11.9%	598	189	203
Latin America	100	25.9%	15.9%	56	20.8%	1,016	44	10.3%	310	103	125
United States	479	-0.8%	-0.8%	397	0.8%	6,992	82	-7.8%	513	258	290
Worldwide	1,288	12.2%	8.4%	965	8.3%	14,485	322	8.8%	2,128	845	944

MasterCard Credit and Charge Programs
United States	$248	-4.7%	-4.7%	$231	-0.9%	2,808	$18	-36.4%	14	143	172
Worldwide less United States	585	16.3%	9.3%	490	12.0%	6,073	95	-2.4%	452	445	503
Worldwide	833	9.1%	4.7%	721	7.5%	8,881	112	-9.9%	466	587	675

MasterCard Debit Programs
United States	$231	3.9%	3.9%	$166	3.4%	4,184	$64	5.2%	499	115	119
Worldwide less United States	224	38.0%	31.5%	78	30.8%	1,420	146	31.9%	1,163	143	151
Worldwide	454	18.3%	15.8%	244	10.8%	5,604	210	22.4%	1,662	258	269

	For the 3 Months ended June 30, 2009
	GDV	Growth	Growth	Purchase Volume	Growth	Purchase Trans.	Cash Volume	Growth	Cash Trans.	Accounts	Cards
	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$114	7.1%	17.0%	$77	16.2%	1,008	$37	18.8%	275	233	256
Canada	23	-16.5%	-3.3%	20	-2.1%	255	3	-11.3%	5	36	44
Europe	174	-14.7%	3.1%	131	3.9%	1,700	44	0.7%	284	181	195
Latin America	42	-12.8%	7.2%	23	11.9%	460	19	2.2%	148	96	117
United States	245	-9.5%	-9.5%	202	-8.7%	3,619	43	-13.3%	261	288	331
Worldwide	598	-9.0%	-0.3%	452	-0.4%	7,041	146	-0.2%	973	834	942

MasterCard Credit and Charge Programs
United States	$133	-18.7%	-18.7%	$120	-15.6%	1,498	$13	-39.4%	10	176	208
Worldwide less United States	264	-12.9%	2.1%	217	5.1%	2,835	47	-10.0%	229	437	495
Worldwide	397	-14.9%	-6.0%	337	-3.3%	4,333	60	-18.5%	239	613	704

MasterCard Debit Programs
United States	$112	4.5%	4.5%	$82	3.7%	2,121	$30	6.5%	252	113	122
Worldwide less United States	89	7.1%	26.1%	33	27.5%	587	56	25.3%	483	109	116
Worldwide	201	5.6%	13.1%	115	9.6%	2,709	86	18.1%	735	221	239

	For the 6 Months ended June 30, 2009
	GDV	Growth	Growth	Purchase Volume	Growth	Purchase Trans.	Cash Volume	Growth	Cash Trans.	Accounts	Cards
	(Bil.)	(USD)	(Local)	(Bil.)	(Local)	(Mil.)	(Bil.)	(Local)	(Mil.)	(Mil.)	(Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$216	4.5%	16.3%	$145	15.6%	1,938	$71	17.8%	528	233	256
Canada	42	-17.9%	-1.9%	36	-0.2%	479	6	-11.7%	10	36	44
Europe	327	-15.4%	3.4%	245	4.0%	3,244	83	1.4%	539	181	195
Latin America	79	-14.2%	7.3%	42	11.3%	905	37	2.9%	294	96	117
United States	483	-8.8%	-8.8%	394	-7.8%	6,958	89	-13.0%	518	288	331
Worldwide	1,148	-9.4%	-0.1%	863	0.0%	13,524	285	-0.4%	1,888	834	942

MasterCard Credit and Charge Programs
United States	$261	-18.0%	-18.0%	$233	-14.8%	2,886	$28	-37.6%	20	176	208
Worldwide less United States	503	-13.5%	3.1%	411	6.0%	5,495	92	-8.1%	457	437	495
Worldwide	764	-15.1%	-5.2%	644	-2.6%	8,382	120	-17.2%	477	613	704

MasterCard Debit Programs
United States	$222	4.8%	4.8%	$161	4.5%	4,072	$61	5.9%	498	113	122
Worldwide less United States	162	3.7%	23.2%	58	21.2%	1,070	104	24.3%	913	109	116
Worldwide	384	4.4%	11.9%	219	8.4%	5,143	165	16.8%	1,411	221	239

Note that columns in the tables above may not add due to rounding; growth represents change from the comparable year-ago period.

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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